Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 31st, 2025 (the “Effective Date”) by and between NetBrands Corp., a Delaware corporation (the “Company”), and Paul Adler (“Employee”).

R E C I T A L S

WHEREAS, the Company desires to continue to employ Employee and to enter into an agreement embodying the terms of such employment;

WHEREAS, Employee desires to accept such employment and enter into such an agreement;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Employee by the Company during the term of this Agreement; and

WHEREAS, Employee is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Employee will serve as President and CEO Employee will render such business and professional services in the performance of his duties as are customarily associated with Employee’s position within the Company and Employee agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Employee, consistent with Employee’s position at the time, by the Company’s Board of Directors; provided, however, Employee’s position may be changed from time to time upon mutual agreement by Employee and the Company. The period of the Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not actively to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the “Board”), except that Employee may own passive investments including, but not limited to stock in public companies that do not exceed 5% of the issued and outstanding and may serve as a director of an entity that does not directly compete with the Company.

2. Employment. This Employment Agreement can be terminated by the Company only for cause, as defined herein, or by the Employee for good reason, as defined herein.

3. Compensation; Base Salary. During the Employment Term, the Company will pay Employee as compensation for his services a base salary of $274,800 per year payable $22,900 per month (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The Employee acknowledges that the Company’s present liquidity does not permit the payment of the Base Salary in full and that all or a portion of the Base Salary may have to be accrued as the Company’s board of directors determines in good faith.

4. Bonus Compensation. The Company acknowledges that a substantial part of the Employee’s duties includes efforts to increase stockholder value. The parties agree that if the Company achieves a market cap of $1M and maintains such levels for 30 consecutive trading days as reflected by the average closing price of the Company’s common stock on its principal trading market, the Employee shall be awarded a bonus of 2,500 Series B Preferred, which equates to 2,500,000 shares of the Company’s Common Stock. Thereafter, bonus compensation shall be awarded as follows:

If the Company achieves a market cap of $2M and maintains such levels for 30 consecutive trading days as reflected by the average closing price of the Company’s common stock on its principal trading market, the Employee shall be awarded a bonus of an additional 2,500 Series B Preferred, which equates to 2,500,000 shares of the Company’s Common Stock.

If the Company achieves a market cap of $5M and maintains such levels for 30 consecutive trading days as reflected by the average closing price of the Company’s common stock on its principal trading market, the Employee shall be awarded a bonus of an additional 5,000 Series B Preferred, which equates to 5,000,000 shares of the Company’s Common Stock;

If the Company achieves a market cap of $10M and maintains such levels for 30 consecutive trading days as reflected by the average closing price of the Company’s common stock on its principal trading market, the Employee shall be awarded a bonus of an additional 10,000 Series B Preferred which equates to 10,000,000 shares of the Company’s Common Stock; All Series B Stock awarded hereunder shall be deemed fully earned at the time that relevant benchmark set forth herein is met.

5. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Business Expenses. During the Employment Term, the Company will reimburse Employee for reasonable travel, entertainment, or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Confidential Information. Employee acknowledges that he has entered into the Company’s standard employee proprietary information agreement (the “Confidential Information Agreement”) upon commencing employment with the Company.

8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity that at any time, whether by purchase, merger or otherwise, directly, or indirectly acquires all or substantially all the assets or business of the Company. None of the rights of the Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

9. Term.

(a) Notwithstanding anything herein to the contrary, including without limitation Section 2, this Agreement will commence on the Effective Date and will continue until the earlier of (i) two years from the Effective Date and will automatically renew for successive one-year terms thereafter unless either party shall give a written notice of termination to the other at least 30 days prior to the end of any term or renewal term; and

(b) Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:

(i) The Company shall be obligated to pay all amounts owing to Employee for unpaid compensation and related expenses, if any, in accordance with the provisions of Section 3 (Compensation; Base Salary), Section 4 (Bonus Compensation); Section 6 (Business Expenses), and Section 9 (Term) hereof; and

(ii) Sections 7 (Confidentiality), 8 (Assignment), 13 (Arbitration), and 16 (Governing Law) shall survive termination of this Agreement.

10. Termination Without Cause or by Employee for Good Reason.

(a) For purposes of this Agreement, the term “without Cause” shall mean termination by the Company other than (i) for Cause or (ii) by reason of death or disability.

(b) For purposes of this Agreement, “Cause” shall mean (i) the good faith determination of the Company’s Board that Employee has failed to follow reasonable, written directions of the Board and, if curable, such failure is not cured by the Employee within thirty (30) days of written notice by the Company of such failure; (ii) any act of fraud, misappropriation or embezzlement; (iii) a material breach of this Agreement by Employee that, if curable, is not cured by the Employee within thirty (30) days of written notice by the Company; (iv) the conviction of Employee of the commission of a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or a lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense was committed in connection with the business of the Company, or (v) a significant violation of a written policy or procedure of the Company resulting in material damage to the Company.

(c) For purposes of this Agreement, “Good Reason” shall mean (i) the Company materially breaches this Agreement, and such material breach is not cured by the Company within thirty (30) days from the date Employee delivers a “Notice of Termination for Good Reason;” (ii) the Company relocates the Company’s office to which Employee reports in Nassau County, New York, to a location that is more than 50 miles from its current location and requests Employee to move to that location, unless otherwise agreed by the Company and Employee; (iii) the Company diminishes the base compensation of Employee by more than 25%; or (iv) assigns duties to Employee inconsistent with his position with the Company. Notwithstanding the foregoing, the Company may require Employee to travel from time to time and such required travel shall not constitute Good Reason; provided, however, such required travel shall be no more than five (5) business days collectively in any one month unless mutually and reasonably agreed to by Employee and the Company.

(d) If the Employee is terminated Without Cause or if the employee elects to terminate this agreement for Good Reason, Employee shall be: (i) entitled to his Base Salary for the balance of the then term of this Agreement plus his Base Salary for two years, to be paid at the Employees election on regular pay periods or as a lump sum and (ii) to the Employee will receive any Bonus Compensation he would have earned for two years following such termination.

11. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

12. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Arbitration.

(a) Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Nassau County New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply New York law to the merits of any dispute or claim, without reference to the rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

14. Integration. This Agreement supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16. Governing Law. This Agreement will be governed by the laws of the State of New York as they are applied to contracts executed, delivered and to be performed entirely within the State of New York.

Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from independent counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

NetBrands Corp.

By:	/s/ Paul Adler
Paul Adler, CEO

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